DecisionPoint Systems Reports Second Quarter and Six-Month Results
Revenue Increases to $16.5 million vs $14.7 million; SG&A Cost Structure Decreases by 23%

IRVINE, CA (August 8, 2014) … DecisionPoint™ Systems, Inc. (OTCQB: DPSI), a leading provider and integrator of Enterprise Mobility, Wireless Applications and RFID solutions, today reported financial results for the second quarter and six months ended June 30, 2014.

Financial Highlights of Q2 and the first half of 2014:
●	Revenue of $16.5 million increased 12.2% over the $14.7 million reported for Q2 of 2013
●	Gross margin in Q2 of 2014 decreased to 22.9% compared to 24.2% in Q2 of 2013
●	SG&A expense decreased 23% to $3.4 million from the $4.5 million reported for Q2 of 2013
●	Adjusted EBITDA of $0.9 million was $1.0 million higher than Q2 of 2013
●	Term debt continued to be paid down, and stood at $2.9 million at June 30, 2014 vs $3.4 million at December 31, 2013
●	Positive cash flow from operations for the six months showed an improvement of $0.9 million reaching $1.1 million compared to $0.2 million for the first six months of 2013
●	Cash on hand more than doubled to $1.4 million vs $641,000 at December 31, 2013

For the quarter ended June 30, 2014, revenue was $16.5 million, a climb of about 12.2% from the comparable quarter of 2013 when revenue was $14.7 million, and a $4.7 million, or 16.6% increase in revenue for the six months ended June 30, 2014 over the comparable six months of 2013.  Gross profit for the quarter was $3.8 million, compared to $3.6 million for the same period ended June 30, 2013, an increase of 6.1%. Gross profit was $7.4 million for the six months ended June 30, 2014, compared to $6.4 million for the same period ended June 30, 2013, an increase of 15.1%. The Net Loss was $19,000 in the second quarter, better than the loss of $1.1 million in the second quarter of 2013.  On an EPS basis, the loss per share was $0.03, compared to $0.15 loss per share in the second quarter of 2013.

SG&A expense declined by $1.1 million to $3.4 million due primarily to restructuring and other cost savings, compared to $4.5 million in the second quarter of 2013, and the operating income was $0.4 million in this year’s second quarter vs a loss of $0.9 million in the second quarter of 2013, due primarily to improved margins and cost savings.  Adjusted EBITDA (a non-GAAP measurement that management uses to measure progress) for the second quarter of 2014 was $899,000, a $1.0 million improvement from prior year.

 Larry Yelin, Chairman of the Board, commented, “The first half of 2014 has continued the  relatively slow economic recovery, which seems to have been gaining some momentum recently.  Companies seem more willing to invest capital expenditures in information technology and communications that help them raise productivity; that is a favorable trend for the type of cost-saving technology that we provide.  By moving decisions closer to the customer or end-user, we try to help our customers offer speedier and more customer-aware service than they could when the majority of decisions reside solely at headquarters.  Whether it is organizing inventory in a giant warehouse, high-end clothing in a posh retail store, or checking in a rental car at an airport – we help our customers make the experience easier and faster for everyone.  When they increase productivity, each employee generates more ROI.

“Fortunately it seems that these trends will continue as the macro environment becomes more sturdy,”   Yelin said. “With fewer people unemployed, new job creation picking up speed, housing values increasing, wages improving, and  401(k) accounts gaining in value, the time is opportune for businesses to  focus on improving consumer sentiment, especially in the high-end retailers who form the backbone of our retail segment.”

CFO Michael Roe said that the Company continued to pay down term debt, decreasing to $2.9 million, from $3.4 million at December 31, 2013.  Overall debt, including the lines of credit increased by $224,000 from December 31, 2013 to June 30, 2014. Net cash provided by operations for the first six months of the current year was $1.1 million, compared to $200,000 for the like period of 2013. Interest expense for the six months of 2014 was $429,000, down from $483,000 for the first six months of 2013, due primarily to a reduction in the amount of principal owed.  Cash on hand was at a recent high as of June 30, having reached $1.4 million, more than doubling the balance of $641,000 at December 31, 2013.

Conference Call:
The Company’s management team will host a conference call to discuss its results for second quarter ended June 30, 2014 today, at 10:00 am ET.

Participants should dial into the call ten minutes before the scheduled time using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call.

Audio Webcast:
There will also be a simultaneous live webcast through the Company’s website, www.decisionpt.com and selecting the investor tab. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:
An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10050555.
For those unable to attend to the live webcast, it will be archived shortly following the event for 30 days in the Investors section of the Company's website.

About DecisionPoint™ Systems, Inc.
DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Forward-Looking Statements
Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement.  These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contacts:

DecisionPoint Systems, Inc.
Michael Roe
Chief Financial Officer
(949) 465-0065

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (media)
len@allencaron.com
(949) 474-4300

–FINANCIAL TABLES FOLLOW–

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash	$1,420	$641
Accounts receivable, net	9,649	10,504
Due from related party	-	188
Inventory, net	681	1,533
Deferred costs	4,055	3,809
Deferred tax assets	49	49
Prepaid expenses and other current assets	52	188
Total current assets	15,906	16,912

Property and equipment, net	145	136
Other assets, net	141	165
Deferred costs, net of current portion	1,615	1,807
Goodwill	8,401	8,395
Intangible assets, net	3,029	3,907
Total assets	$29,237	$31,322

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$8,443	$9,774
Accrued expenses and other current liabilities	2,897	2,976
Lines of credit	4,642	3,883
Current portion of debt	1,095	1,474
Due to related parties	114	77
Accrued earn out consideration	291	319
Warrant liability	637	803
Unearned revenue	7,263	7,481
Total current liabilities	25,382	26,787

Long term liabilities
Unearned revenue, net of current portion	2,313	2,481
Debt, net of current portion and discount	1,805	1,961
Accrued earn out consideration, net of current portion	94	149
Deferred tax liabilities	732	740
Other long term liabilities	72	77
Total liabilities	30,398	32,195

Commitments and contingencies and subsequent event	-	-

STOCKHOLDERS' DEFECIT
Cumulative Convertible Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,547,845 and 1,514,155 shares issued and outstanding, including cumulative and imputed preferred dividends of $2,122 and $1,956, and with a liquidation preference of $13,584 and $13,232 at June 30, 2014
and December 31, 2013, respectively	12,649	12,193
Common stock, $0.001 par value, 100,000,000 shares authorized,
12,883,446 issued and 12,729,563 outstanding as of June 30, 2014,
and as of December 31, 2013	13	13
Additional paid-in capital	17,235	17,231
Treasury stock, 153,883 shares of common stock	(205)	(205)
Accumulated deficit	(30,271)	(29,475)
Unearned ESOP shares	(557)	(629)
Accumulated other comprehensive income	(25)	(1)
Total stockholders’ deficit	(1,161)	(873)
Total liabilities and stockholders' deficit	$29,237	$31,322

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$16,514	$14,721	$33,222	$28,493

Cost of sales	12,731	11,155	25,866	22,103

Gross profit	3,783	3,566	7,356	6,390

Selling, general and administrative expense	3,417	4,464	7,134	9,496

Operating income (loss)	366	(898)	222	(3,106)

Other expense:
Interest expense	222	256	429	483
Fair market value adjustment of warrant liabilities	84	-	(166)	-
Other income, net	(21)	(8)	(31)	(14)
Total other expense	285	248	232	469

Net income (loss) before income taxes	81	(1,146)	(10)	(3,575)

Provision (benefit) for income taxes	100	(30)	122	(357)

Net loss	(19)	(1,116)	(132)	(3,218)

Cumulative and imputed dividends on Series A and B preferred stock	(27)	(27)	(54)	(54)
Cash and imputed dividends on Series D and E preferred stock	(307)	(191)	(609)	(384)

Net loss attributable to common shareholders	$(353)	$(1,334)	$(795)	$(3,656)

Net loss per share -
Basic and diluted	$(0.03)	$(0.15)	$(0.06)	$(0.42)

Weighted average shares outstanding -
Basic and diluted	12,342,169	8,698,626	12,328,410	8,659,931

Comprehensive loss	$(19)	$(1,113)	$(156)	$(3,217)

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(132)	$(3,218)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	911	995
Amortization of deferred financing costs and note discount	79	106
Employee and Director stock-based compensation	50	9
Change in fair value of warrants	(166)	-
ESOP compensation expense	26	69
Allowance for doubtful accounts	(36)	42
Loss on disposal of property and equipment	-	4
Deferred taxes. net	(9)	-
Changes in operating assets and liabilities:
Accounts receivable	892	2,850
Due from related party	188	-
Inventory, net	852	(40)
Deferred costs	(55)	71
Prepaid expenses and other current assets	188	(318)
Other assets, net	10	4
Accounts payable	(1,331)	(169)
Accrued expenses and other current liabilities	(47)	(19)
Due to related parties	37	-
Unearned revenue	(388)	(229)
Net cash provided by operating activities	1,069	157

Cash flows from investing activities
Purchases of property and equipment	(37)	(11)
Net cash used in investing activities	(37)	(11)

Cash flows from financing activities
(Repayments) borrowings from lines of credit, net	758	(700)
Proceeds from issuance of term debt	-	1,000
Repayment of debt	(546)	(1,018)
Paid financing costs	(100)	(119)
Dividends paid	(247)	(154)
Payments for contingent aquisition liability	(84)	-
Net cash used in by financing activities	(219)	(991)
Effect on cash of foreign currency translation	(34)	8
Net increase (decrease) in cash	779	(837)
Cash at beginning of period	641	1,103
Cash at end of period	$1,420	$266

Supplemental disclosures of cash flow information:
Interest paid	$456	$502
Income taxes paid	31	33

Supplemental disclosure of non-cash financing activities:
Accrued and imputed dividends on preferred stock	$663	$438

Non-GAAP Financial Measures:

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA).  The Company’s management believes this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial measures appears below:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
EBITDA Calculation:

Net loss	$(19)	$(1,116)	$(132)	$(3,218)
Depreciation and amortization	460	493	911	995
Interest expense	222	256	429	483
Income tax provision (benefit)	100	(30)	122	(357)
EBITDA	$763	$(397)	$1,330	$(2,097)

Adjusted EBITDA Calculation:

EBITDA	$763	$(397)	$1,330	$(2,097)
Stock compensation	40	4	50	9
ESOP compensation	12	34	26	69
Deferred taxes	-	-	(9)	-
Fair market value adj. of warrant liability	84	-	(166)	-
Restructuring costs	-	-	142	-
Capital raising costs	-	236	-	878
Adjusted EBITDA	$899	$(123)	$1,373	$(1,141)